Exhibit 99.1

Imation Reports First Quarter 2010 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--April 27, 2010--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended March 31, 2010. All financial information included in this press release reflects the continuing operations of the Company’s businesses for all periods presented unless otherwise indicated.

Key points for Q1 include the following:

  Revenue of $365.8 million was down 7.7 percent compared with Q1 2009 revenue of $396.5 million, a substantially lower rate of decline from recent quarters.
  Gross margin of 16.9 percent was flat compared with Q1 2009.
  Operating expenses were $57.5 million or 15.7 percent of revenue in Q1 2010, down $12.5 million compared with $70.0 million or 17.7 percent of revenue in Q1 2009.
  Operating income of $0.2 million and diluted loss per share of $0.07 in Q1 2010 compared with operating loss of $8.6 million and diluted loss per share of $0.34 in Q1 2009. Operating income includes restructuring and other charges in Q1 2010 and Q1 2009 of $4.0 million, or $0.07 per diluted share, and $5.5 million, or $0.10 per diluted share, respectively (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).
  Total cash and cash equivalents were $224.2 million at March 31, 2010 compared with $163.4 million at December 31, 2009, an increase of $60.8 million.

Commenting on the results, Imation Vice Chairman and Chief Executive Officer Frank Russomanno said, “We are pleased with the solid start we have had to the year, continuing the momentum we saw in the second half of 2009.”

“Our cash generation in the quarter was excellent. With our continued focus on working capital management, we added an additional $60.8 million to our cash balance, ending the quarter at $224.2 million in cash.”

“Our emerging storage formats of flash and removable and external hard disk drives had significant revenue growth in the quarter. Also, we saw lower revenue declines in our larger traditional storage areas of magnetic and optical compared to 2009. Our revenue in electronics and accessories declined, reflecting our more selective participation in this category, especially in video products.”

“We continue our Company transformation, developing and launching new products in storage, accessories, and electronics while leveraging our technology leadership, global distribution footprint and portfolio of strong brands – including Imation, Memorex, TDK Life on Record, and XtremeMac.”

“We have weathered what we expect to be the worst of the recession and are emerging with a strong financial foundation in place. We have returned to operating profitability, have dramatically improved our cash flow generation, and remain debt free. I am optimistic as I retire from Imation and our current President and COO Mark Lucas assumes responsibility as the Company’s new CEO next month, that our strong financial foundation provides an excellent platform upon which to build for the future,” concluded Russomanno.

A teleconference is scheduled for 9:00 AM Central Time today, April 27, 2010 (see Webcast and Replay Information at the bottom of this release).

First Quarter 2010 and 2009 Financial Highlights

(Dollars in millions, except per share amounts)	Q1 10	Q1 09
Net revenue	$365.8	$396.5
Gross profit	$61.7	$66.9
% of Revenue	16.9%	16.9%
SG&A	$53.1	$64.7
% of Revenue	14.5%	16.3%
R&D	$4.4	$5.3
% of Revenue	1.2%	1.3%
Restructuring and other	$4.0	$5.5
Operating (loss) income	$0.2	$(8.6)
% of Revenue	0.1%	-2.2%
(Loss) income from continuing operations	$(2.5)	$(12.7)
Diluted (loss) earnings per share - Continuing operations	$(0.07)	$(0.34)
Diluted (loss) earnings per share - Discontinued operations	$-	$0.03
Diluted (loss) earnings per share - Net loss	$(0.07)	$(0.31)

Reconciliation of GAAP to Adjusted Non-GAAP Results

	Q1 10		Q1 09
(Dollars in millions, except per share amounts)	Operating Income	Diluted EPS Cont. Ops	Operating Income (Loss)	Diluted EPS Cont. Ops
As reported - GAAP	$0.2	$(0.07)	$(8.6)	$(0.34)
Restructuring and other	4.0	0.07	5.5	0.10
Adjusted - Non-GAAP	$4.2	$-	$(3.1)	$(0.24)

Comparison of GAAP to Non-GAAP Financial Measures

The Non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Imation’s actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation’s performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Net revenue for Q1 2010 was $365.8 million, down 7.7 percent from Q1 2009, driven by price erosion of approximately ten percent, which is consistent with our historical range, and overall volume declines of approximately one percent, partially offset by favorable currency impacts of approximately three percent. From a product perspective, the overall revenue decrease was driven primarily by declines in optical and magnetic products, partially offset by increases in flash products and removable and external hard drives.

From a segment perspective, revenue in the Americas segment, which represented 37.2 percent of total revenue in the quarter, decreased 10.7 percent from Q1 2009 driven mainly by declines in magnetic and optical products. Revenue from the Asia Pacific segment, which represented 28.1 percent of total revenue in the quarter, decreased 0.2 percent from Q1 2009 driven mainly by declines in magnetic and optical products, partially offset by increases in flash and accessories. Revenue from the Europe segment, which represented 27.7 percent of total revenue in the quarter, decreased 7.5 percent from Q1 2009 driven mainly by declines in optical and magnetic products, partially offset by increases in flash products. Revenue from the Electronic Products segment, which represented 7.0 percent of total revenue in the quarter, decreased 19.0 percent from Q1 2009 driven by planned rationalization of lower gross margin video products.

Gross margin of 16.9 percent of revenue in Q1 2010 remained flat compared to Q1 2009. Gross margins were impacted by lower gross margins on magnetic products, offset by higher margins on optical products.

Operating expenses were $57.5 million or 15.7 percent of revenue in Q1 2010, compared with $70.0 million or 17.7 percent of revenue in Q1 2009. The decrease from Q1 2009 resulted from reduced litigation expense related to the Philips settlement in July 2009 and ongoing restructuring and cost control actions.

Restructuring and other charges were $4.0 million in Q1 2010 compared with $5.5 million in Q1 2009. The restructuring charges in 2009 and 2010 are associated with our previously announced restructuring programs to reduce selling, general and administrative expenses and relate mainly to severance costs. Other charges in 2010 include $2.2 million related to Mr. Russomanno’s retirement announced on March 18, 2010.

Operating income was $0.2 million in Q1 2010 compared with operating loss of $8.6 million in Q1 2009. Adjusting for the impact of restructuring and other charges, operating income was $4.2 million in Q1 2010 compared with an operating loss of $3.1 million in Q1 2009 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).

Non-operating expense and income taxes: Non-operating expense was $3.8 million in Q1 2010 compared with $7.6 million in Q1 2009. Q1 2009 included a reserve of $4.0 million related to a note receivable from one of our commercial partners whose financial condition had significantly deteriorated. The effective tax rate was 30.6 percent in Q1 2010 compared with 21.6 percent in Q1 2009. The change was primarily due to the mix of taxable income/loss by country as well as the tax effects associated with our restructuring and other charges.

Diluted loss per share from continuing operations was $0.07 in Q1 2010 compared with $0.34 in Q1 2009. Total diluted loss per share in Q1 2010 was $0.07 compared with $0.31 in Q1 2009. Adjusting for the restructuring and other charges, diluted earnings per share from continuing operations was $0.00 in Q1 2010 compared with diluted loss per share from continuing operations of $0.24 in Q1 2009 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).

Cash and cash flows: Ending cash and cash equivalents were $224.2 million as of March 31, 2010, an increase of $60.8 million from $163.4 million as of December 31, 2009, driven by continued improvements in working capital. Days of working capital (receivables plus inventory) were 127 as of March 31, 2010, compared to 135 days as of December 31, 2009. Depreciation and amortization totaled $10.5 million and capital spending was $2.2 million for Q1 2010.

Webcast and Replay Information

A webcast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Time on April 27, 2010 until 5:00 PM Central Time on May 4, 2010 by dialing 866-837-8032 (access code 1438230). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

About Imation Corp.

Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins; the possibility that our goodwill, deferred tax assets, or other assets may become further impaired; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; the market acceptance of newly introduced product and service offerings; the potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; continuing uncertainty in global and regional economic conditions; foreign currency fluctuations; the volatility of the markets in which we operate; our ability to successfully manage multiple brands globally; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; the competitive pricing environment and its possible impact on profitability and inventory valuations; the ready availability and price of energy and key raw materials or critical components; our ability to meet our revenue growth and cost reduction targets; our ability to secure adequate supply of certain high demand products at acceptable prices; the rate of revenue decline for certain existing products; our ability to efficiently source, warehouse and distribute our products globally; significant changes in discount rates and other assumptions used in the valuation of our pension plans; our ability to continue realizing the benefits from our global manufacturing strategy for magnetic data storage products and the related restructuring; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009
Net revenue	$365.8	$396.5
Cost of goods sold	304.1	329.6
Gross profit	61.7	66.9

Operating expense:
Selling, general and administrative	53.1	64.7
Research and development	4.4	5.3
Restructuring and other	4.0	5.5
Total	61.5	75.5

Operating income (loss)	0.2	(8.6)

Other (income) and expense:
Interest income	(0.2)	(0.2)
Interest expense	1.1	0.4
Other, net	2.9	7.4
Total	3.8	7.6

Loss before income taxes	(3.6)	(16.2)

Income tax benefit	(1.1)	(3.5)

Loss from continuing operations	(2.5)	(12.7)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	(0.1)	1.1

(Loss) income from discontinued operations	(0.1)	1.1

Net loss	$(2.6)	$(11.6)

(Loss) earnings per common share - basic:
Continuing operations	$(0.07)	$(0.34)
Discontinued operations	-	0.03
Net income	(0.07)	(0.31)

(Loss) earnings per common share - diluted:
Continuing operations	$(0.07)	$(0.34)
Discontinued operations	-	0.03
Net income	(0.07)	(0.31)

Weighted average shares outstanding
Basic	37.7	37.4
Diluted	37.7	37.4

Cash dividend paid per common share	$-	$-

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$224.2	$163.4
Accounts receivable, net	249.7	314.9
Inventories	214.0	235.7
Other current assets	160.8	164.4
Total current assets	848.7	878.4

Property, plant and equipment, net	106.8	109.8
Intangible assets, net	336.1	337.3
Goodwill	23.5	23.5
Other assets	42.9	44.8
Total assets	$1,358.0	$1,393.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$196.0	$201.4
Accrued payroll	11.1	19.7
Other current liabilities	134.0	150.8
Total current liabilities	341.1	371.9

Other liabilities	93.7	94.7
Total liabilities	434.8	466.6
Shareholders' equity	923.2	927.2

Total liabilities and shareholders' equity	$1,358.0	$1,393.8

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	March 31,		March 31,
	2010		2009		% Change
	Revenue	% Total	Revenue	% Total
Americas	$136.2	37.2%	$152.5	38.5%	-10.7%
Europe	101.4	27.7%	109.6	27.6%	-7.5%
Asia Pacific	102.7	28.1%	102.9	26.0%	-0.2%
Electronic Products	25.5	7.0%	31.5	7.9%	-19.0%
Total	$365.8	100.0%	$396.5	100.0%

	Revenue	% Total	Revenue	% Total
Optical products	$157.4	43.0%	$181.6	45.8%	-13.3%
Magnetic products	103.4	28.3%	122.9	31.0%	-15.9%
Flash media products	30.9	8.4%	20.4	5.1%	51.5%
Electronic products, accessories and other	74.1	20.3%	71.6	18.1%	3.5%
Total	$365.8	100.0%	$396.5	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$11.1	8.1%	$12.2	8.0%	-9.0%
Europe	1.6	1.6%	1.1	1.0%	45.5%
Asia Pacific	4.3	4.2%	5.7	5.5%	-24.6%
Electronic Products	(2.0)	-7.8%	(3.9)	-12.4%	-48.7%
Corp/Unallocated (1)	(14.8)	NM	(23.7)	NM	-37.6%
Total	$0.2	0.1%	$(8.6)	-2.2%

NM - Not Meaningful

(1) Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

	Operations & Cash Flow - Additional Information

		Three Months Ended
	(Dollars in millions)	March 31,
		2010	2009
	Gross Profit	$61.7	$66.9
	Gross Margin %	16.9%	16.9%
	Operating Income (Loss)	$0.2	$(8.6)
	Operating Income %	0.1%	-2.2%
	Capital Spending	$2.2	$5.4
	Depreciation	$4.7	$4.8
	Amortization	$5.8	$5.9
	Tax Rate %	30.6%	21.6%

	Asset Utilization Information *
		March 31,	December 31,
		2010	2009

	Days Sales Outstanding (DSO)	58	60
	Days of Inventory Supply	69	75
	Debt to Total Capital	0.0%	0.0%

	Other Information

	Approximate employee count as of March 31, 2010:		1,130
	Approximate employee count as of December 31, 2009:		1,210
	Book value per share as of March 31, 2010:		$24.49
	Shares used to calculate book value per share (millions):		37.7
	Imation did not repurchase shares of its stock in the first quarter of 2010.
	Authorization for repurchase of approximately 2.3 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

	Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

CONTACT:
Imation Corp.
Tim Gallaher, 651-704-4311